Exhibit 10.1

EMPLOYMENT AGREEMENT
(Farmer Bros. Co. / Robson)

This Employment Agreement (“Agreement”) is made and entered into as of February 17, 2017 between FARMER BROS. CO., a Delaware corporation (the “Company”), and DAVID ROBSON (“Robson”), who agree as follows:
1.    Employment: The Company hereby employs Robson, and Robson accepts employment from the Company, on the terms and conditions herein stated.
2.    Term of Employment: The term of Robson’s employment under this Agreement will commence on February 20, 2017 (the “Commencement Date”) and shall end when terminated under Section 7 below.
3.    Duties: Robson shall serve as the Company’s Treasurer and Chief Financial Officer, reporting to the Chief Executive Officer (“CEO”). As such, his general responsibilities include oversight responsibility for all financial (including treasury functions), accounting, and compliance functions of the Company. Compliance responsibilities include oversight responsibility for compliance with the Company’s obligations under tax, securities and other applicable laws. Robson shall also serve as the Company’s Chief Compliance Officer under the Company’s Code of Conduct and Ethics upon request of the Board. In addition to his general responsibilities, Robson shall also perform such other duties as are consistent with his position and as are directed by the Company’s CEO or Board of Directors (“Board”). Robson shall devote to the Company’s business substantially all of his working time. Service as a director of organizations shall require approval of the Board.
4.    Base Salary: Robson shall receive an annual base salary of $350,000 payable in accordance with the Company’s normal payroll practice. The base salary amount shall be reviewed annually by the Company and can be adjusted upward or downward by the Company from time to time but shall not be reduced below $350,000 per annum.
5.    Bonuses: Robson shall be entitled to participate in the Company’s 2005 Incentive Compensation Plan, as the same may be amended from time to time, or any successor plan (“Plan”) each year, commencing with the Company’s 2017 fiscal year, so long as the Plan remains in effect and one or more of the Company’s other executive officers who are full-time Company employees (“Senior Executives”) also participate. Under the terms of the Plan, the Compensation Committee will, in its discretion, determine the Performance Criteria, as defined in the Plan, and all other variables by which Robson’s bonus for such year under the Plan will be measured. The Target Award, as defined in the Plan, shall be an amount equal to seventy percent (70%) (the “Applicable Percentage”) of Robson’s base annual salary, except that the Applicable Percentage for fiscal 2017 shall be prorated based on Robson’s Commencement Date. The Applicable Percentage can be adjusted upward or downward by the Company from time to time but shall not be reduced below 70%. Performance Criteria for Robson’s fiscal 2017 Target Award shall be determined by the Compensation Committee after the Commencement Date. Except as provided otherwise in this Section 5, Robson’s participation in the Plan is subject to all Plan terms and conditions. Under the terms of the Plan, no bonus is earned until awarded by the Compensation Committee after completion of the fiscal year, and the Compensation Committee may, in its discretion, reduce, entirely eliminate, or increase the bonus indicated by the Performance Criteria and other Plan factors. Robson acknowledges receipt of a copy of the Plan.

6.	Benefits:
A.    The Company will provide to Robson all benefits and perquisites provided by the Company from time to time to its Senior Executives, subject to the eligibility requirements and the terms and conditions of the benefit plans and perquisite policies. For the avoidance of doubt, Robson’s benefit package initially includes twenty (20) paid days off per contract year (i.e., the year ending on each anniversary of the Commencement Date) but excludes participation in the Company’s defined benefit pension plan. Other included benefits and perquisites presently consist of group health insurance (PPO or HMO), life insurance, 401(k) plan, employee stock ownership plan, cell phone, company credit card, expense reimbursement, and an automobile allowance in accordance with Company policy for Senior Executives, which is currently $400.00 per month. Not all of the foregoing benefits are 100% Company paid.
B.    Robson shall be entitled to participate in the Farmer Bros. Co. Amended and Restated 2007 Long-Term Incentive Plan (the “Equity Plan”), or any successor plan as administered by the Compensation Committee. In accordance with the provisions of the Equity Plan, on the Commencement Date or, if such day falls within a blackout period under the Company’s Insider Trading Policy (“Blackout Period”), on the first business day following the end of such Blackout Period (the “Award Date”), the Company will make the following equity awards to Robson (collectively, the “Awards”):
(i)    a number of non-qualified stock options determined by dividing $60,000 by the per share fair value of a non-qualified stock option (based on a Black-Scholes valuation or other appropriate option pricing methodology approved by the Compensation Committee); and
(ii)    a number of shares of restricted stock determined by dividing $30,000 by the Fair Market Value (as defined in the Equity Plan) on the Award Date.
The stock options will have a seven (7) year term with an exercise price equal to the Fair Market Value on the Award Date. Provided Robson is then employed by the Company, the Awards will vest as follows: (i) the stock option award will vest ratably over three years on each anniversary of the Award Date; and (ii) the restricted stock award will vest in its entirety on the third anniversary of the Award Date. The Awards will be evidenced by a Grant Notice and Stock Option Agreement or Grant Notice and Restricted Stock Agreement, as applicable, to be consistent with this Section 6B and in the Company’s usual form. Notwithstanding the foregoing, the timing of the Awards will be delayed during such period as there exists, in the opinion of the Company’s counsel, material information concerning the Company which has not been publicly disclosed. Robson shall be entitled to such future grants under the Equity Plan or any successor plan as are awarded to him by the Compensation Committee in its discretion. Thereafter the amount of any annual grants under the Equity Plan (or any successor plan) shall be determined by the Compensation Committee in its discretion, with the expectation that the value of each annual award (in the aggregate) shall be equal to or greater than $250,000.
C.    The Company shall provide Robson with a relocation program through AIReS Relocation.
D.    The Company reserves the right to alter or discontinue any or all such benefits and perquisites, provided they are so altered or discontinued as to all Senior Executives.
7.    Termination:
A.    Robson’s employment is terminable by the Company for good and sufficient cause (“Cause”) which shall consist only of: (i) a repeated refusal to follow reasonable directions from the CEO or Board after a warning; (ii) a material breach of any of Robson’s fiduciary duties to the Company (a breach involving dishonesty or personal gain shall be deemed material regardless of the amount involved); (iii) conviction of a felony; (iv) commission of a willful violation of any law, rule or regulation involving moral turpitude; (v) commission of a willful or grossly negligent act, omission or course of conduct which has a material adverse effect on the Company; or (vi) commission of a material breach by Robson of this Agreement which breach, if curable, is not cured within a reasonable time after written notice from the CEO or Board describing the nature of the breach in reasonable detail.
B.    Robson’s employment shall terminate upon Robson’s resignation, with or without “Good Reason,” as defined below, death or “Permanent Incapacity” (as defined below). “Permanent Incapacity” shall be deemed to have occurred if Robson has been unable to perform substantially all of his employment duties under Section 3 on a substantially full-time basis by reason of a mental or physical condition for a period of ninety (90) consecutive days or for more than one hundred eighty days (180) in any period of three hundred sixty-five (365) consecutive days. “Good Reason” shall consist only of (i) the Company’s material breach of this Agreement; (ii) a material reduction in Robson’s responsibilities, duties, or authority; or (iii) a material relocation of Robson’s principal place of employment more than fifty (50) miles; provided, however, that any such condition in subsections (i) through (iii) shall not constitute “Good Reason” unless both (x) Robson provides written notice to the Company describing the condition claimed to constitute Good Reason in reasonable detail within ninety (90) days of the initial existence of such condition, and (y) the Company fails to remedy such condition within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of Robson’s employment with the Company shall not be treated as a resignation for “Good Reason” unless such resignation occurs not more than one (1) year following the initial existence of the condition claimed to constitute “Good Reason.”
C.    Robson’s employment shall terminate at the election of the Company at any time without Cause.
8.    Payments upon Termination: The following amounts are payable upon termination of Robson’s employment, as applicable:
A.    In the event of a termination for any reason, base salary at the then existing rate, shall be prorated and paid through the effective termination date, along with accrued and unused paid days off (subject to the Company’s paid days off policy). If termination is due to Robson’s death or Permanent Incapacity, the Company shall also pay to Robson upon termination, or his estate in the event of his death, an additional lump sum severance amount equal to Robson’s Target Award under Section 5 for the fiscal year in which termination is effective, prorated for the partial fiscal year ending on the effective termination date. Such payment shall be made no later than the 30th day following any such death or termination.
B.    If termination occurs at the election of the Company without Cause or by Robson’s resignation for Good Reason, Robson will receive as severance:
(i)    base salary continuation at the rate in effect on the date of termination for a period of twelve (12) months;
(ii)    partially Company-paid COBRA coverage under the Company’s health care plan for himself and his spouse for one (1) year after the effective termination date (the Company will pay the same percentage of the coverage cost that it would have paid had Robson’s employment not terminated); and

(iii)    a bonus for the fiscal year in which the date of termination is effective based on Robson’s Target Award under Section 5 for such fiscal year and the degree of achievement of Performance Criteria under the Plan for such fiscal year as determined in accordance with the Plan, with individual Performance Criteria deemed to be achieved at 100%, and prorated for the partial fiscal year ending on the effective termination date.
(iv)     Robson is not obligated to seek other employment as a condition to receipt of the payments called for by this Section 8B, and Robson’s earnings, income or profits from other employment or business activities after termination of his employment shall not reduce the Company’s payment obligations under this Section 8B. Subject to Section 8C and Section 12J(ii), the amount referred to in clause 8B(i) above shall be paid in installments in accordance with the Company’s standard payroll practices commencing in the month following the month in which Robson’s Separation from Service occurs, and the amount referred to in clause 8B(iii) above, if any, shall be paid in a lump sum at the same time as annual bonuses are paid to the Company’s Senior Executives under the Plan for the fiscal year but in no event later than two and one-half (2-1/2) months following the end of the Company’s fiscal year in which Robson’s Separation from Service occurs. As used herein, a “Separation from Service” occurs when Robson dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder. Salary continuation payments shall commence, and the additional severance amount shall be paid, only when the release required by Section 8C below has become effective.
C.    As a condition to receiving the applicable payments under Section 8B above, Robson must execute and deliver to the Company within twenty-one (21) days following the date of his termination of his employment (or such longer period as may be required under applicable law) a general release of claims against the Company other than claims to the payments called for by this Agreement, such release to be in form and content substantially as attached hereto as Exhibit A, and said release shall have become effective under applicable laws, including the Age Discrimination in Employment Act of 1967, as amended.
D.    All benefits other than the entitlement to payments under Section 8B shall terminate automatically upon termination of Robson’s employment except to the extent otherwise provided in the Company benefit plans or by law.
E.    Except as provided in this Section 8 or by applicable Company benefit plans or laws, Robson shall not be entitled to any payments of any kind in connection with the termination of his employment by the Company.
9.    Employee Handbook and Company Policies: So long as he is employed by the Company, Robson shall comply with, and shall be entitled to rights as set forth in the Company’s Employee Handbook which may be revised from time to time and other Company policies as in effect and communicated to Robson from time to time. In the event that there is a conflict or contradiction between the contents of the Employee Handbook or other such Company policies and the provisions of this Agreement, then the provisions of this Agreement will prevail.
10.    Confidential Information, Intellectual Property:
A.    Robson acknowledges that during the course of his employment with the Company, he will be given or will have access to non-public and confidential business information of the Company which will include information concerning pending or potential transactions, financial information concerning the Company, information concerning the Company’s product formulas and processes, information concerning the Company’s business plans and strategies, information concerning Company personnel and vendors, and other non-public proprietary information of the Company (all collectively called “Confidential Information”). All of the Confidential Information constitutes “trade secrets” under the Texas Uniform Trade Secrets Act. Robson covenants and agrees that during and after the term of his employment by the Company he will not disclose such information or any part thereof to anyone outside the Company or use such information for any purpose other than the furtherance of the Company’s interests without the prior written consent of the CEO or Board.
B.    Robson further covenants that for a period of two (2) years after his employment by the Company terminates, he will not, directly or indirectly, overtly or tacitly, induce, attempt to induce, solicit or encourage (i) any customer or prospective customer of the Company to cease doing business with, or not to do business with, the Company or (ii) any employee of the Company to leave the Company.
C.    The Company and Robson agree that the covenants set forth in this Section 10 are reasonably necessary for the protection of the Company’s Confidential Information and that a breach of the foregoing covenants will cause the Company irreparable damage not compensable by monetary damages, and that in the event of such breach or threatened breach, at the Company’s election, an action may be brought in a court of competent jurisdiction seeking a temporary restraining order and a preliminary injunction against such breach or threatened breach notwithstanding the arbitration and reference provisions of Section 12F below. Upon the court’s decision on the application for a preliminary injunction, the court action shall be stayed and the remainder of the dispute submitted to arbitration or reference under Section 12F. The prevailing party in such legal action shall be entitled to recover its costs of suit including reasonable attorneys’ fees.
D.    The Company shall own all rights in and to the results, proceeds and products of Robson’s services hereunder, including without limitation, all ideas and intellectual property created or developed by Robson and which are related to Robson’s employment.
11.    Integration with Change in Control Severance Agreement: If Robson becomes eligible for benefits under Section 3 of the Change in Control Severance Agreement executed concurrently herewith, the benefits provided by Section 4 of that Agreement shall be in lieu of, and not in addition to, the benefits provided by Section 8B of this Agreement.
12.    Miscellaneous:
A.    This Agreement and the Change in Control Severance Agreement and Indemnification Agreement entered into concurrently herewith contain the entire agreement of the parties on the subject of Robson’s employment by the Company, all prior and contemporaneous agreements, promises or understandings being merged herein. This Agreement can be modified only by a writing signed by both parties hereto.
B.    Robson cannot assign this Agreement or delegate his duties hereunder. Subject to the preceding sentence, this Agreement shall bind and inure to the benefit of the parties hereto, their heirs, personal representatives, successors, and assigns.
C.    No waiver of any provision or consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound, and then only to the specific purpose, extent, and instance so provided. This Agreement may be executed in counterparts (and by facsimile signature), each of which shall be deemed an original but all of which together shall constitute one and the same Agreement.

D.    Each party shall execute and deliver such further instruments and take such other action as may be necessary or appropriate to consummate the transactions herein contemplated and to carry out the intent of the parties hereto.
E.    This Agreement shall be construed in a fair and reasonable manner and not pursuant to any principle requiring that ambiguities be strictly construed against the party who caused same to exist.
F.    (i)    All disputes arising under or in connection with this Agreement, shall be submitted to a mutually agreeable arbitrator, or if the parties are unable to agree on an arbitrator within fifteen (15) days after a written demand for arbitration is made by either party, to the American Arbitration Association (“AAA”) or successor organization, for binding arbitration in Tarrant County, Texas by a single arbitrator who shall be a lawyer licensed in the State of Texas and certified by the Texas Board of Legal Specialization in Labor and Employment Law. Except as may be otherwise provided herein, the arbitration shall be conducted pursuant to the Federal Arbitration Act and under the rules of the American Arbitration Association for the Resolution of Employment Disputes. The arbitration hearing shall be commenced within ninety (90) days after the selection of an arbitrator by mutual agreement or, absent such mutual agreement, the filing of the application with AAA by either party hereto, and a decision shall be rendered by the arbitrator within thirty (30) days after the conclusion of the hearing. The arbitrator shall award costs of the proceeding, including reasonable attorneys’ fees and the arbitrator’s fee and costs, to the party determined to have substantially prevailed. Judgment on the award can be entered in a court of competent jurisdiction.
(ii)    The foregoing notwithstanding, if the amount in controversy exceeds $200,000, exclusive of attorneys’ fees and costs, the matter shall be litigated in a district court located in Tarrant County, Texas as a non-jury civil action. The parties hereto expressly waive a trial by jury.
G.    Payments to Robson are subject to payroll deductions and withholdings if and to the extent required by law. Salary payments will be reduced on a dollar-for-dollar basis by payments received by Robson for disability under governmental or Company paid disability insurance programs. Payments to Robson under Section 8B are conditioned upon his continuing compliance with Sections 10A and 10B.
H.    All provisions of this Agreement which must survive the termination of this Agreement to give them their intended effect shall so survive.
I.    If any provision of this Agreement is determined to be unenforceable as illegal or contrary to public policy, it shall be deemed automatically amended to the extent necessary to render it enforceable provided the intent of the parties as expressed herein will not thereby be frustrated. Otherwise the unenforceable provision shall be severed from the remaining provisions which shall remain in effect.
J.    (i)    It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Internal Revenue Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject Robson to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Robson.
(ii)    Notwithstanding any provision of this Agreement to the contrary, if Robson is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Robson’s Separation from Service, Robson shall not be entitled to any payment or benefit pursuant to Section 8B that constitutes deferred compensation within the meaning of Code Section 409A until the earlier of (i)

the date which is six (6) months after Robson’s Separation from Service for any reason other than death, or (ii) the date of Robson’s death. Any such deferred compensation amounts otherwise payable to Robson upon or in the six (6) month period following Robson’s Separation from Service that are not so paid by reason of this Section 12J(ii) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after Robson’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of Robson’s death). Each salary or bonus payment made pursuant to Section 8 shall be considered a separate payment for purposes of Code Section 409A. The provisions of this Section 12J(ii) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A.
(iii)    To the extent that any benefits pursuant to Section 8B(ii) or reimbursements pursuant to Section 6 are taxable to Robson, any reimbursement payment due to Robson pursuant to such provision shall be paid to Robson on or before the last day of Robson’s taxable year following the taxable year in which the related expense was incurred. The benefits and reimbursements pursuant to such provisions are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Robson receives in one taxable year shall not affect the amount of such benefits or reimbursements that Robson receives in any other taxable year.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
COMPANY:                FARMER BROS. CO.,
a Delaware corporation

By:    /s/ Michael H. Keown
Michael H. Keown
President and Chief Executive Officer

ROBSON:
By:    /s/ David Robson
David Robson

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT
(FARMER BROS. CO. / ROBSON)]
I. Robson v2

EXHIBIT A
RELEASE AGREEMENT

I understand that my position with Farmer Bros. Co. (the “Company”) terminated effective ___________, 20__ (the “Separation Date”). The Company has agreed that if I choose to sign this Agreement, the Company will pay me severance benefits (minus the standard withholdings and deductions) pursuant to the terms of the Employment Agreement entered into as of February 17, 2017 between myself and the Company. I understand that I am not entitled to this severance payment unless I sign this Agreement. I understand that in addition to this severance, the Company will pay me all of my accrued salary and paid days off, to which I am entitled by law regardless of whether I sign this release.
In consideration for the severance payment I am receiving under this Agreement, I acknowledge and agree that I am bound by the provisions of Sections 10A and 10B of my Employment Agreement and hereby release the Company and its current and former officers, directors, agents, attorneys, employees, stockholders, and affiliates from any and all claims, liabilities, demands, causes of action, attorneys’ fees, damages, or obligations of every kind and nature, whether they are known or unknown, arising at any time prior to the date I sign this Agreement. This general release includes, but is not limited to: all federal and state statutory and common law claims related to my employment or the termination of my employment or related to breach of contract, tort, wrongful termination, discrimination, wages or benefits, or claims for any form of compensation. This release is not intended to release any claims I have or may have against any of the released parties for (a) indemnification as a director, officer, agent or employee under applicable law, charter document or agreement, (b) severance and other termination benefits specifically provided for in my Employment Agreement which constitutes a part of the consideration for this release, (c) health or other insurance benefits based on claims already submitted or which are covered claims properly submitted in the future, (d) vested rights under pension, retirement or other benefit plans, or (e) in respect of events, acts or omissions occurring after the date of this Release Agreement.
I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”). I also acknowledge that the consideration given for the waiver in the above paragraph is in addition to anything of value to which I was already entitled. I have been advised by this writing, as required by the ADEA that: (a) my waiver and release do not apply to any claims that may arise after my signing of this Agreement; (b) I should consult with an attorney prior to executing this release; (c) I have at least twenty-one (21) days within which to consider this release (although I may choose to voluntarily execute this release earlier); (d) I have seven (7) days following the execution of this release to revoke the Agreement; and (e) this Agreement will not be effective until the eighth day after this Agreement has been signed both by me and by the Company.
I accept and agree to the terms and conditions stated above:

David Robson